Filed Pursuant to Rule 424(b)(3)

Registration No. 333-263376

PROSPECTUS ADDENDUM+ (to Prospectus Supplement dated July 30, 2021 and Prospectus dated May 27, 2022) UBS AG ETRACS MVIS Business Development Companies Index due April 26, 2041

This prospectus addendum relates to the ETRACS MVIS Business Development Companies Index ETN due April 26, 2041 (the “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum to the Prospectus Supplement dated July 30, 2021 (the “original prospectus supplement”) will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement that was attached to a “base” prospectus, which has been replaced from time to time.

UBS AG has prepared a new “base” prospectus dated May 27, 2022. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same except for as set forth in this addendum, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated May 27, 2022. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to May 27, 2022, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated May 27, 2022, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to May 27, 2022, you should use the following website link to access the base prospectus dated May 27, 2022: https://www.sec.gov/Archives/edgar/data/0001114446/000119312522162430/d632731d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to May 27, 2022 that is provided in the original prospectus supplement. A table of       contents for the new base prospectus is provided on page i of the May 27, 2022 base prospectus.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation  as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

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+ This Prospectus Addendum to the prospectus supplement dated July 30, 2021 (as amended, the “prospectus supplement”) relates to 5,713,585 securities, or $142,839,625 Stated Principal Amount of the Securities (which includes 1,713,585 securities, or $42,839,625 Stated Principal Amount of Securities, that have been issued pursuant to UBS AG’s exchange offer under a Registration Statement on Form F-4 (File No. 333-234705)). Other than the changes described herein, all terms of the Securities remain as stated in the original prospectus supplement.

UBS Investment Bank

Prospectus Addendum dated June 3, 2022